Exhibit 99.1

EKR Holdings, Inc. and Subsidiary

Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

EKR Holdings, Inc. and Subsidiary

Index to Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009

Page(s)

Independent Auditors’ Reports	1-2
Consolidated Balance Sheets as of December 31, 2011 and 2010 (as restated)	3
Consolidated Statements of Operations for the years ended December 31, 2011, 2010 (as restated) and 2009	4
Consolidated Statements of Changes in Redeemable Convertible
Preferred Stock and Common Stockholders’ Equity for the years ended December 31, 2011, 2010 (as restated) and 2009	5
Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 (as restated) and 2009	6
Notes to Consolidated Financial Statements	7–34

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

EKR Holdings, Inc.

Bedminster, New Jersey

We have audited the accompanying consolidated balance sheets of EKR Holdings, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and common stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EKR Holdings, Inc. and Subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania

March 13, 2012

Report of Independent Auditors

To the Board of Directors and Shareholders of EKR Holdings, Inc.:

In our opinion, the consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity, and cash flows for the year ended December 31, 2009 present fairly, in all material respects, the results of operations and cash flows of EKR Holdings, Inc. and its subsidiary for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ

May 18, 2010

EKR Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	2011	2010 (Restated)
Assets
Current assets
Cash and cash equivalents	$46,467,415	$53,453,923
Short-term investments	—	5,707,804
Accounts receivable, net of allowance for cash discounts in 2011 and 2010 of $198,157 and $204,052, respectively	10,170,916	12,032,461
Inventories	10,343,025	10,116,988
Prepaid expenses and other current assets	4,767,142	1,758,126
Prepaid taxes	2,517,994	—
Current deferred tax asset	7,548,928	8,698,665

Total current assets	81,815,420	91,767,967
Property and equipment, net	998,545	674,370
Intangibles, net	81,684	1,307,163
Noncurrent deferred tax asset	26,430,173	32,126,688
Other assets	147,461	2,897,171

Total assets	$109,473,283	$128,773,359

Liabilities and Redeemable Covertible Preferred Stock and Common Stockholders’ Equity
Current liabilities
Accounts payable	$2,358,907	$1,403,187
Taxes payable	—	1,654,041
Accrued expenses	23,826,021	33,196,420
Warrant liability	301,598	240,238

Total current liabilities	26,486,526	36,493,886
Commitments and contingencies (Note 15)
Long term liabilities
Long-term debt	—	900,000
Deferred credit	11,487,106	18,233,778

Total liabilities	37,973,632	55,627,664

Redeemable convertible preferred stock
Series D redeemable convertible preferred stock, $0.001 par value; 26,472,500 shares authorized and issued; 20,705,212 shares oustanding at December 31, 2011 and 2010. (liquidation preference of $49,267,437 and $45,954,603 at December 31, 2011 and 2010, respectively)	49,109,243	45,669,859

Series C redeemable convertible preferred stock, $0.001 par value; 7,368,667 shares authorized; 7,048,667 shares issued; 5,513,043 shares oustanding at December 31, 2011 and 2010. (liquidation preference of $12,774,023 and $11,947,066, at December 31, 2011 and 2010, respectively)	12,746,104	11,877,261

Series B redeemable convertible preferred stock, $0.001 par value; 5,849,246 shares authorized and issued; 4,574,931 shares oustanding at December 31, 2011 and 2010. (liquidation preference of $7,551,906 and $7,093,570 at December 31, 2011 and 2010, respectively)	7,551,906	7,067,196

Series A contingently redeemable convertible preferred stock, $0.01 par value, 750,000 shares authorized and issued; 586,606 shares outstanding at December 31, 2011 and 2010.	586,606	586,606

Common stockholders’ equity
Common stock, $0.001 par value; 62,000,000 shares authorized; 11,754,489 and 11,529,891 shares issued and outstanding at December 31, 2011 and 2010, respectively.	10,423	10,198
Additional paid-in capital	268,155	—
Retained earnings	1,227,214	7,934,575

Total common stockholders’ equity	1,505,792	7,944,773

Total liabilities, redeemable convertible preferred stock, and common stockholders’ equity	$109,473,283	$128,773,359

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Consolidated Statements of Operations

	2011	2010	2009
		(Restated)
Revenue
Net revenue	$58,258,392	$82,339,046	$177,698,849

Costs and expenses
Cost of goods sold (exclusive of depreciation and amortization shown below)	8,182,174	15,050,077	41,451,607
Selling and marketing	19,396,758	19,985,318	24,651,823
General and administrative	14,512,207	13,904,810	13,471,312
Research and development	12,160,091	4,442,589	1,330,326
Depreciation and amortization	1,354,321	4,164,794	23,720,969
Royalty Pharma obligation charge	—	3,901,747	1,000,000
Impairment charge	562,206	10,688,298	—

Total costs and expenses	56,167,757	72,137,633	105,626,037

Income from operations	2,090,635	10,201,413	72,072,812
Interest expense	(321,920)	(887,369)	(1,166,517)
Interest income	258,375	524,464	638,159
Other income (expense), net	7,533	36,185	(10,984)

Income before provision for income taxes	2,034,623	9,874,693	71,533,470
Provision (benefit) for income taxes	4,143,864	3,069,912	(1,395,733)

Net (loss) income	$(2,109,241)	$6,804,781	$72,929,203

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Common Stockholders’ Equity

	Series D Convertible Preferred Stock $.001 Par value		Series C Convertible Preferred Stock $.001 Par value		Series B Convertible Preferred Stock $.001 Par value		Series A Contingently Redeemable Preferred Stock $.001 Par value		Common Stock $.001 Par value		Additional Paid-in Capital	Retained Earnings/ (Deficit)	Accumulated OCI	Total Common Stockholders’ Equity/(Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2009	26,472,500	$55,705,342	7,048,667	$14,499,787	5,849,247	$8,623,945	750,000	$750,000	1,825,441	$217	$—	$(61,728,145)	$43,184	$(61,684,744)
Stock based compensation											405,475			405,475
Issuance of Common stock									12,500	13	8,237			8,250
Exercise of Options									721,406	997	5,270			6,267
Conversion of Series A convertible preferred stock							(163,394)	(163,394)	163,394	164	(164)			—
Conversion of Series B mandatorily reedeemable preferred stock					(1,274,316)	(1,595,826)			1,274,316	1,274	(1,274)			—
Conversion of Series C mandatorily redeemable preferred stock		—	(1,535,624)	$(2,879,290)					1,535,624	1,536	(1,536)			—
Conversion of Series D mandatorily redeemable preferred stock	(5,767,288)	(11,534,582)							5,767,288	5,767	(5,767)			—
Dividend Payout		(6,127,115)		(1,667,670)		(1,064,328)								—
Accretion on redeemable convertible preferred stock		4,186,829		1,055,591		616,297					(410,241)	(5,448,477)		(5,858,718)
Unrealized gain(loss) on ST investment													(114,073)	(114,073)
Net Income												72,929,203		72,929,203

Balance at December 31, 2009	20,705,212	42,230,474	5,513,043	$11,008,418	4,574,931	$6,580,088	586,606	$586,606	11,299,968	$9,968	$—	$5,752,581	$(70,889)	$5,691,660

Stock based compensation									—	—	69,619	—	—	69,619
Issuance of Common stock									10,000	10	8,090	—	—	8,100
Exercise of Options									219,923	220	94,842	—	—	95,062
Accretion on redeemable convertible preferred stock		3,439,385		868,843		487,108		—	—	—	(172,551)	(4,622,787)	—	(4,795,338)
Unrealized gain on ST investment									—	—	—	—	70,889	70,889
Net Income (as restated)									—	—	—	6,804,781	—	6,804,781

Balance at December 31, 2010, as restated	20,705,212	45,669,859	5,513,043	11,877,261	4,574,931	7,067,196	586,606	586,606	11,529,891	10,198	—	7,934,575	—	7,944,773

Stock based compensation											312,999	—	—	312,999
Issuance of Common stock									10,000	10	8,090	—	—	8,100
Exercise of Options									214,598	215	141,883	—	—	142,098
Accretion on redeemable convertible preferred stock		3,439,384		868,843		484,710		—	—	—	(194,817)	(4,598,120)	—	(4,792,937)
Net loss									—	—	—	(2,109,241)	—	(2,109,241)

Balance at December 31, 2011	20,705,212	$49,109,243	5,513,043	$12,746,104	4,574,931	$7,551,906	586,606	$586,606	11,754,489	$10,423	$268,155	$1,227,214	$—	$1,505,792

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	2011	2010 (Restated)	2009
Cash flows from operating activities
Net (loss) income	$(2,109,241)	$6,804,781	$72,929,203
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,354,321	4,164,794	23,720,969
Amortization of deferred issuance costs	—	333,297	153,830
Impairment charge	562,206	10,688,298	—
Stock based compensation	321,099	77,719	413,725
Changes in assets and liabilities
Decrease in accounts receivable	1,861,545	7,949,319	28,181,968
(Increase) decrease in inventory	(226,037)	619,406	11,521,853
(Increase) decrease in prepaid expenses and other current assets	(4,613,596)	(1,065,426)	5,133,125
Decrease (increase) in deferred tax assets	6,846,252	(4,641,241)	(36,184,112)
(Increase) decrease in other assets	580,923	(501,305)	(1,880,583)
Decrease in accounts payable and accrued expenses	(8,470,039)	(1,996,409)	(773,447)
Decrease in other liabilities	—	—	(9,787,408)
Increase in warrant liability	61,360	19,439	21,772
Decrease in taxes payable	(1,654,041)	(483,787)	(12,939,533)
Decrease in deferred revenue	—	(1,222,388)	(12,587,396)

Net cash (used in) provided by operating activities	(5,485,248)	20,746,497	67,923,966

Cash flows from investing activities
Purchases of property and equipment	(702,921)	(423,603)	(273,838)
Purchase of investments	—	(8,339,505)	(10,535,820)
Sale of Investments	5,650,000	9,992,984	23,650,000
Restricted cash commitment			15,000,000
Contingent payments related to PDL acquistion	(6,590,437)	(8,592,015)	(9,141,871)
Termination fee to Helsinn	—	(350,000)	—
Milestone payment to Pacira	—	—	(3,000,000)
Milestone payment to Helsinn	—	—	(1,000,000)

Net cash (used in) provided by investing activities	(1,643,358)	(7,712,139)	14,698,471

Cash flows from financing activities
Redemption of Series A convertible preferred stock	—	—	(163,395)
Redemption of Series B mandatorily reedeemable preferred stock	—	—	(1,595,826)
Redemption of Series C mandatorily reedeemable preferred stock	—	—	(2,879,290)
Redemption of Series D mandatorily reedeemable preferred stock	—	—	(11,534,582)
Preferred stock dividend	—	—	(8,859,113)
Repayments of GE loan	—	—	(35,000,000)
Proceeds from exercise of stock options	142,098	95,062	6,267

Net cash provided by (used in) financing activities	142,098	95,062	(60,025,939)

Net (decrease) increase in cash and cash equivalents	(6,986,508)	13,129,420	22,596,498
Cash and cash equivalents
Beginning of period	53,453,923	40,324,503	17,728,005

End of period	$46,467,415	$53,453,923	$40,324,503

Supplemental cash flow disclosure
Cash paid for income taxes	$3,853,421	$8,327,783	$47,727,912
Cash paid for interest	—	255,723	864,060
Cash paid for Retavase materials	6,367,025	5,418,077	—

Noncash investing and financing activities
Issuance of Note Payable	—	—	900,000
Settlement of Note Payable	900,000	—	—

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

1.	Description of the Business

In June 2005, EKR Therapeutics Incorporated (“EKR NJ”) was incorporated as a New Jersey “C” corporation. EKR NJ was formed to market and sell pharmaceutical products and healthcare services. In February 2006, EKR Therapeutics, Inc. (“EKR”) was incorporated as a Delaware “C” corporation. In March 2006, EKR NJ merged with and into EKR, with EKR as the surviving corporation.

EKR Holdings, Inc. (“Holdings”) was organized under the laws of the State of Delaware on February 5, 2008. On March 7, 2008, Holdings acquired EKR, making EKR a wholly owned subsidiary of Holdings. Holdings created a new class of Series D Preferred Stock. All of the outstanding shares of Series A Stock, Series B Stock and Series C Preferred Stock of EKR were exchanged for Series A, Series B and Series C Preferred Stock of Holdings, in conjunction with this merger and the Company’s Series D Preferred Stock financing. Holdings and its wholly owned subsidiary, EKR, will be referred to collectively as “the Company”.

On February 4, 2008, the Company entered into an Asset Purchase Agreement (the “PDL Asset Purchase Agreement”) with PDL BioPharma, Inc. (“PDL”). Pursuant to the PDL Asset Purchase Agreement, on March 7, 2008, the Company acquired certain tangible and intangible assets and assumed liabilities from PDL (“PDL Aquisition”) pursuant to which the Company acquired the rights to PDL’s cardiovascular products, consisting of Cardene® I.V. (Nicardipine Hydrochloride), Cardene SR and new formulations of Cardene in development, as well as Retavase® (Reteplase) and the development product Ularitide. The acquisition was accounted for as a business combination in the consolidated financial statements (See Note 4).

On July 31, 2008, the Company received regulatory approval to market its Cardene RTU product which was in development at the time of the PDL Acquisition.

During 2011, the Company also marketed its Gelclair® and DepoDur® products which it acquired in 2006 and 2007, respectively. Gelclair is a bio-adherant gel for the management and relief of pain resulting from Oral Mucositis and was licensed from Helsinn Healthcare (“Helsinn”) of Lugano, Switzerland. DepoDur is an epidurally administered extended release morphine which is used to manage post-operative pain in major surgeries and was licensed from Pacira Pharmaceuticals (“Pacira”) of San Diego, California. (See Note 15 for discussion on license terminations.)

Restatement of Prior Period

The Company has restated its financial statements for the year ended December 31, 2010 and beginning retained earnings as of January 1, 2011 due to an error in recording a contractual obligation.

In 2010 the Company recorded a $3.5M charge to general and administrative expense and a related liability in accrued liabilities to record a development milestone that was believed to be payable under a contractual obligation to a third party contract manufacturer upon approval by the U.S. Food and Drug Administration (“FDA”) for the use of a new API supplier for Cardene. In December 2011 the Company concluded that the contractual obligation had expired in 2009 and therefore, no liability should have been recorded in 2010.

The correction of the error increased 2010 net income by $2,070,248 and beginning retained earnings as of January 1, 2011 was also adjusted for this amount.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The following is a summary of the effects of these changes on the Company’s consolidated balance sheet as of December 31, 2010, as well as the effect of these changes on the Company’s consolidated statement of operations.

	As Previously Reported	Adjustments	As Restated
Consolidated Balance Sheet
As of December 31, 2010
Noncurrent deferred tax asset	$33,556,440	$(1,429,752)	$32,126,688
Total assets	130,203,111	(1,429,752)	128,773,359
Accrued expenses	36,696,420	(3,500,000)	33,196,420
Total liabilities	59,127,664	(3,500,000)	55,627,664
Retained earnings	5,864,327	2,070,248	7,934,575
Total common stockholders’ equity	5,874,525	2,070,248	7,944,773
Total liabilities, redeemable convertible preferred stock, and common stockholders’ equity	130,203,111	(1,429,752)	128,773,359

Consolidated Statement of Operations

For the Year Ended December 31, 2010
General and administrative expense	$16,226,820	$(3,500,000)	$12,726,820
Provision for income taxes	1,640,160	1,429,752	3,069,912
Net income	4,734,533	2,070,248	6,804,781

2.	Summary of Significant Accounting Policies

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The significant accounting policies followed are described below.

(a)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Holdings and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

(b)	Reclassification

Certain amounts reported for prior periods have been reclassified to be consistent with the current period presentation. No reclassification in the consolidated financial statements had a material impact on the presentation.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The Company’s most significant estimates relate to provision for returns, chargebacks, allocation of purchased assets, amortization and recoverability of intangible assets, valuation of pre-launch inventory, the value of options and warrants granted or issued by the Company, deferred tax valuation allowance, and contingencies. These estimates and assumptions are based upon available information and directly affect reported amounts. Actual results could differ from those estimates.

(d)	Risks and Uncertainties

The Company is subject to all of the risks inherent in an early stage business in the specialty pharmaceutical industry. These risks include, but are not limited to, limited operating history, limited senior management resources, rapidly changing business environments, reliance on third parties for inventory management and manufacturing, the competitive nature of the industry, and uncertainty regarding the protection of proprietary intellectual properties.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

Cash equivalents and short-term investments are treated as available-for-sale. The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments. The Company places its cash with high credit quality financial institutions. These balances, as reflected in the financial institution’s records, are insured in the U.S. by the Federal Deposit Insurance Corporation for up to $250,000. As of December 31, 2011 the Company maintained balances in excess of the federally insured limits.

(e)	Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The carrying amount of all convertible preferred stock is recorded below their liquidation values (See Note 11). The fair value of the Company’s outstanding preferred securities is not readily determinable since there is no market for such securities.

(f)	Revenue Recognition

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition, and utilizes the following criteria to determine appropriate revenue recognition: persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed and determinable and collection is reasonably assured. The Company recognizes revenue upon delivery of products to the customer, which it ships FOB Destination.

The Company further considers ASC 605, Revenue Recognition, which states that revenue shall be recognized at the time of sale only if all of the following conditions are met: price is substantially fixed or determinable at the date of sale, the buyer has paid the seller or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, the buyer acquiring the product for resale has economic substance apart from that provided by the seller, the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer and the amount of future returns can be reasonably estimated. If we are unable to reasonably estimate the amount of future returns due, for example, to a new product launch where historical information is not available, we defer revenue until the products are sold through from the wholesaler to the end-user.

The Company’s returns policy allows its customers to return unused stocks of product within six months prior to and twelve months after expiry. In order to estimate product returns, we monitor the remaining shelf life of the product when shipped to customers, actual product returns by lot and estimated inventory levels in the wholesale channel. By analyzing these factors, the Company estimates the quantity and value of goods which might ultimately be returned due to expiry and records a return reserve at the time the revenue is recognized.

The Company records product sales net of the following significant categories of product sales allowances: product returns, chargebacks, product rebates, cash discounts, and wholesaler distribution fees.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

(g)	Cash Equivalents and Short-Term Investments

Cash equivalents and short-term investments are treated as available-for-sale. The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments.

Short-term investments comprise investment-grade debt securities with maturities greater than three months but less than one year. These securities are reported at fair value with all realized gains and losses on the sale of these securities recognized in net income or loss. Unrealized gains and losses on short-term investments are recorded as separate components of Stockholders’ Equity in Accumulated Other Comprehensive gains/losses. At December 31, 2011, the Company did not hold any short-term investments.

(h)	Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts, allowance for cash discounts, and actual returns and chargebacks. The Company records its allowance for doubtful accounts by applying the historical collection percentages to its aged accounts receivable balances. The Company ages its accounts receivable based on its terms of sales. At December 31, 2011 and December 31, 2010, the Company had no allowance for doubtful accounts. The Company has not experienced significant write-offs of receivables to date.

A significant portion of the Company’s product sales are to wholesalers in the pharmaceutical industry. The Company monitors the creditworthiness of customers to whom it grants credit terms and has not experienced significant credit losses. The Company does not normally require collateral or any other security to support credit sales.

The Company’s three largest customers make up 88% of the product revenue for both years ended December 31, 2011 and 2010, respectively. These same three customers comprise 91% and 95% of the Company’s accounts receivable as of December 31, 2011 and 2010, respectively.

(i)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Inventories consist of finished products held for sale, as well as active pharmaceutical ingredients used in the production of finished products. Inventory costs are based on management’s judgment of probable future commercial use and net realizable value. The Company continually evaluates and provides reserves for inventory on hand that is in excess of expected future demand or that is not expected to meet approved or anticipated specifications.

Pre-launch inventories are capitalized prior to regulatory approval if the Company considers that it is probable that the U.S. Food and Drug Administration (the “FDA”) or another regulatory body will grant commercial and manufacturing approval for the relevant product, and it is probable that the value of capitalized inventories will be recovered through commercial sale (“pre-launch inventories”). Each product application submitted to the FDA is made with the expectation that: (i) the Company will validate our process for manufacturing the applicable product within the specifications that have been or will be approved by the regulatory authority, and (ii) the cost of the inventory will be recovered from the commercialization of our product.

The accumulation of pre-launch inventory involves risks such as (i) the applicable regulatory authority may not approve such product(s) for marketing on a timely basis, if ever, (ii) approvals may require additional or different testing and/or specifications than what was performed in the manufacture of such pre-launch inventory, and (iii) material may be damaged in the manufacturing process, rendering it unsalable. If any of these risks were to materialize and the launch of such product was significantly delayed, the Company may have to write off all or a portion of such pre-launch inventory and such amounts could be material.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The Company’s capitalized pre-launch inventories were $3,630,615 and $5,505,343 as of December 31, 2011 and 2010, respectively.

(j)	Concentration of Supply

The Company has limited sources of supply for raw materials for its products. The Company attempts to mitigate the risk of supply interruption by maintaining adequate safety stock of raw materials and by scheduling production runs to create safety stock of finished goods. The Company has long-term minimum commitments for certain finished goods production and raw materials (see Note 15).

(k)	Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

The Company evaluates potential impairment of property and equipment if events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. An impairment loss would be recognized when the carrying amount of the asset group exceeds the estimated undiscounted future cash flows expected to be generated from the use of the asset group and its eventual disposition.

Expected useful lives are as follows:

Asset Type
Software	3 years
Computer equipment	3 -5 years
Furniture and fixtures	5 years
Leasehold improvements	lesser of 5 years or the life of the lease

(l)	Intangible Assets

The Company records intangible assets at cost or fair market value of the consideration given. Intangible assets are amortized over their useful life. The Company uses an accelerated method of amortization which is based upon the expected future cash flows of the asset, or the straight-line method when appropriate. The Company periodically evaluates the useful life of the intangible assets and, if necessary, reassesses the amortization period. Intangible assets include license agreements and the value of acquired product rights.

(m)	Long-Lived Assets

The Company performs a review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

excess of the carrying amount over the fair value of those assets. The Company’s estimates of projected cash flows are dependent on many factors, including general economic trends, contract terms, patent expirations and technological developments. It is reasonably likely that future cash flows associated with the Company’s intangible assets may exceed or fall short of its current projections, in which case a different amount for impairment would result. If the Company’s actual cash flows exceed its estimates of future cash flows, any impairment charge would be greater than needed. If the Company’s actual cash flows are less than its estimated cash flows, the Company may need to recognize additional impairment charges in future periods, which would be limited to the carrying amount of the intangible assets.

(n)	Income Taxes

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from carrying amounts of the Company’s assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company had no tax-related accrued interest or interest expense in the consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009. The Company had no tax-related penalties or accrued penalties included in the consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009.

(o)	Accounting for Stock-Based Compensation

The Company measures the compensation costs for all share-based awards made to the Company’s employees and directors, including stock options, based on fair values on the date of grant. The fair value of stock options is estimated using the Black-Scholes option-pricing model. Pre-vesting forfeitures are estimated in the determination of total stock based compensation cost based on the Company’s experience. The value of the portion of the award that is ultimately expected to vest is expensed ratably over the requisite service period as compensation expense in the consolidated statement of operations. For awards that limit performance requirements to continuing service, the Company uses the straight-line method to amortize compensation cost for the full award to expense over their vesting period.

(p)	Research and Development

Research and Development costs include fees and costs paid to external service providers to support efforts to achieve regulatory approval for new development processes and qualification of new product manufacturers. These costs also include the cost of materials purchased for use in product development activities prior to receiving regulatory approval, if an alternative future use is not established. Research and development costs are charged to expense as incurred.

In 2011, the Company recorded research and development expense of $11.4 million related to product development activities prior to receiving regulatory approval of its Retavase product. These costs consisted of $2.7 million of development and consulting fees paid to third parties, $4.9 million of materials to be consumed in testing and $3.8 million of materials that were damaged in the manufacturing processes and were therefore no longer deemed saleable.

In 2010, the Company recorded $1 million related to the Retavase development product, as well as $3 million incurred to qualify a new active pharmaceutical ingredient (“API”) source for the Cardene I.V. product and develop additional formulation strengths within the brand. The Company also spent $1 million in 2009 related to the qualification of the new API for Cardene I.V.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

(q)	Purchase Accounting

Intangible assets have been recognized separately from goodwill if they arose from contractual or legal rights (regardless of whether those rights are transferable or separable from the acquired entity), or if they were separable (capable of being divided from the acquired entity and sold, transferred, rented or exchanged). The excess of the cost of the acquired entity over the net amounts assigned to assets acquired and liabilities assumed is required to be classified as goodwill. In the case of the PDL Acquisition (Note 4), the amounts assigned to assets acquired and liabilities assumed exceeded the cost of the acquired entity, therefore negative goodwill was recorded as a deferred credit.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) as codified under ASC 805. SFAS 141(R) requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values and changes other practices under SFAS No. 141, Business Combinations (“SFAS 141”). SFAS 141(R) was effective for fiscal years beginning after December 15, 2008. The provisions of SFAS 141(R) impacted the Company’s financial statements when the Company was a party to a business combination on or after January 1, 2009.

(r)	Advertising

Advertising costs, which include promotional expense and the cost of samples, are expensed as incurred. Advertising expenses were $3.4 million, $2.5 million and $3.9 million for the years ended December 31, 2011, 2010 and 2009, respectively, and are included in selling and marketing expenses in the accompanying consolidated statements of operations.

(s)	Shipping and Handling Costs

The Company includes shipping and handling costs associated with delivering our product to customers within selling and marketing expense. Shipping and handling costs were $1.3 million, $1.7 million and $1.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(t)	Recent Accounting Pronouncements

In May 2011, the FASB issued updated accounting guidance related to fair value measurements and disclosures that result in common fair value measurements and disclosures between GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the application of existing fair value measurement requirements, in addition to other amendments that change principles or requirements for measuring fair value and for disclosing information about fair value measurements. This guidance is effective for annual periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

3.	Fair Value Measurements

Effective January 1, 2008, the Company implemented ASC 820, Fair Value Measurement for financial assets and liabilities that are required to be measured at fair value. This statement defines a hierarchy which prioritizes the inputs in fair value measurements. “Level 1” measurements are measurements using quoted prices in active markets for identical assets or liabilities. “Level 2” measurements use significant other observable inputs. “Level 3” measurements are measurements using significant unobservable inputs which require a company to develop its own assumptions.

As of December 31, 2011, the Company held certain investments that are required to be measured at fair value on a recurring basis. The following table presents the Company’s fair value hierarchy for these financial assets at December 31, 2011 and 2010:

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2011	Level 1	Level 2	Level 3
Cash and cash equivalents	$46,467,415	$46,467,415	$—	$—

	December 31, 2010	Level 1	Level 2	Level 3
Cash and cash equivalents	$53,453,923	$53,453,923	$—	$—
Available-for-sale securities:
US Treasuries securities	5,707,804	5,707,804	—	—

Total	$59,161,727	$59,161,727	$—	$—

As of December 31, 2011, the Company had a warrant liability of $301,598 for warrants to purchase 159,999 shares of Series C preferred Stock at an exercise price of $1.875 per share (See Note 10). The Company’s valuation model took into consideration the rights and responsibilities associated with each class of equity, and used options pricing to assign relative values to each class over a range of possible future values for the Company (option pricing assumptions: volatility 50%, risk free rate 1.50% and a three year expected term). Using those assumptions a value of approximately $301,598 at December 31, 2011 was assigned to the 159,999 warrants issued in connection with the Credit and Security Agreement with Merrill Lynch and Silicon Valley Bank, dated October 19, 2007 (the “Credit & Security Agreement”) (See Note 10).

The table below represents the balances of liabilities measured at fair value on a recurring basis by level within the hierarchy as defined under ASC 820:

		Fair Value Measurements at Reporting Date Using
Description	December 31,	Level 1	Level 2	Level 3
Warrant obligation for preferred stock
as of December 31, 2011	$301,598	$—	$—	$301,598

as of December 31, 2010	$240,238	$—	$—	$240,238

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The changes in Level 3 liabilities measured at fair value on a recurring basis are summarized as follows:

Balance, December 31, 2010	$240,238
Change in fair value	61,360

Balance, December 31, 2011	$301,598

4.	Acquisition

On March 7, 2008, the Company acquired certain tangible and intangible assets and assumed liabilities from PDL for $85,000,000 and incurred transaction costs of $3,025,875. Pursuant to the PDL Asset Purchase Agreement, the seller agreed to deposit $6,000,000 in escrow with the purpose of providing a source of payment for any covered pre-closing reimbursements such as chargebacks and returns. The Company was able to claim $4,987,425 against the escrow, and the remaining balance of $1,012,575 was returned to PDL in April 2009.

As part of the PDL Acquisition, the Company also incurred certain contingent liabilities totaling $85,000,000, payable to PDL upon the achievement of specific milestone.

In accordance with SFAS 141, the purchase price of $85,000,000 and acquisition costs of $3,025,875 were allocated to assets acquired and liabilities assumed based on fair values at the date of acquisition. At the date of the PDL Acquisition, the fair value of assets acquired and liabilities assumed exceeded the total purchase price, resulting in negative goodwill of $62,609,677.

The fair value of assets acquired and liabilities assumed is summarized as follows:

Inventory	$87,231,260
Escrow receivable	6,000,000
PDL receivable	2,500,000
Cardene IV product rights	42,400,000
Retavase product rights	1,200,000
In-process research & development	26,300,000
Deferred credit (negative goodwill)	(62,609,677)
Assumed liabilities	(8,995,708)
Accrued expenses	(6,000,000)

Net assets acquired	$88,025,875

The following values and useful lives were allocated to the product licenses acquired with the PDL Acquisition:

Product Name	Value	Useful Life (years)
Cardene IV	$42,400,000	4
Retavase	1,200,000	2

The Company amortizes these intangible assets according to their useful lives, starting with the date of acquisition, utilizing an accelerated method of amortization, based on expected future cash flows of the asset.

The purchased in-process research and development of $26,300,000 was expensed in 2008 as it was determined to have no alternative future use.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

Deferred Credit (Negative Goodwill)

Since the date of the acquisition, the initial deferred credit balance has been reduced for various milestone payments, amendments and contingent purchase price payments as shown in the table below.

Deferred credit recorded in connection with March 2008 acquisition	$62,609,677
Milestone paid to Facet Biotech for FDA approval of Cardene RTU product	(25,000,000)
2008 sales based contingent consideration to Facet Biotech	(1,076,449)

Balance at December 31, 2008	36,533,228
Payment made in connection with 2009 amendment	(2,000,000)
2009 sales based contingent consideration to Facet Biotech	(8,985,763)
Other adjustments	102,568

Balance at December 31, 2009	25,650,033
2010 sales based contingent consideration to Abbott Labs	(7,416,255)

Balance at December 31, 2010	18,233,778
2011 sales based contingent consideration to Abbott Labs	(6,746,672)

Balance at December 31, 2011	$11,487,106

On August 11, 2008, the Company paid PDL the first milestone of $25,000,000 upon the achievement of FDA approval and recorded this milestone payment as additional purchase price which was accounted for as a reduction of the deferred credit.

On October 19, 2009, the Company amended the PDL Asset Purchase Agreement with Facet Biotech (formerly PDL) to eliminate the two future sales-based milestone payments totaling $60,000,000, in exchange for revised terms related to subsequent contingent purchase price payments (see below) and a one-time payment of $2,000,000 upon signing. This amendment was executed to settle future contractual contingent payments based on existing obligations and assessed probability of payment; therefore, the Company recorded the one-time payment as purchase price, which reduced the deferred credit on the balance sheet.

The Company’s obligation to make contingent payments to Abbott Laboratories (successor in interest to PDL, via a 2010 acquisition of Facet Biotech, the biotechnology segment spun off from PDL) is based on a percentage of Cardene I.V. RTU product sales, as defined. These payments are used to offset the deferred credit on the balance sheet. The Company is obligated to pay such contingent purchase price payments until 2017.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

5.	Inventories

Inventories consist of:

	December 31,
	2011	2010
Commercial:
Raw material	$169,753	$259,907
Work in process	—	124,875
Finished goods	6,542,657	4,226,863

Total Commerical	6,712,410	4,611,645

Pre-launch:
Raw material	2,391,504	5,505,343
Work in process	1,239,111	—
Finished goods	—	—

Total Pre-approval	3,630,615	5,505,343

	$10,343,025	$10,116,988

Pre-launch inventory at December 31, 2011 and 2010 consists of raw materials and work in process materials of Retavase that have been capitalized based on management’s judgment of the probable approval by the FDA, future use and net realizable value of these inventories.

The Company is in the process of transferring manufacturing technology for its Retavase product which was originally approved by the FDA in 1996. EKR acquired the U.S. and Canadian rights to Retavase from PDL in 2008. The Company intends to submit a Supplemental Biologics License Application (“sBLA”) to the FDA to qualify a new supplier of Reteplase, the active pharmaceutical ingredient (“API”) in Retavase, as well as to supplement the existing approved FDA filing in connection with certain intermediary manufacturing processes. Based on on-going communications with FDA, the FDA has agreed to accept the sBLA filing on a rolling basis as comparability and stability data becomes available on the various processes. The API portion of the sBLA submission is scheduled for March, 2012 and the final submission, including comparability and stability test results for the work in process and finished dose form materials, is expected to occur in the fourth quarter of 2012. Final FDA approval is expected in 2013.

6.	Property and Equipment

Property and equipment consists of:

	Estimated useful life	December 31,
		2011	2010
Computer equipment	3 to 5 years	$666,367	$606,940
Software	3 years	936,070	196,728
Furniture and fixtures	5 years	102,843	147,265
Leasehold improvements	5 years	76,350	76,350
Manufacturing equipment	5 years	—	220,833

		1,781,630	1,248,116
Less: Accumulated depreciation and amortization		783,085	573,746

		$998,545	$674,370

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $378,746, $288,660 and $137,815, respectively.

In 2010, the Company performed an impairment analysis on the underlying assets supporting DepoDur revenues, including the manufacturing equipment used by a contract manufacturer in the production of DepoDur, and concluded that such assets were impaired (See Note 7). The manufacturing equipment was written down to its estimated fair value of $220,833 as of December 31, 2010, resulting in an impairment of $822,917, which is included in the Company’s consolidated statement of operations in 2010.

In December 2011 and in accordance with the terms of the Amended and Restated Strategic Licensing, Distribution and Marketing Agreement with Pacira (“Amended Pacira License Agreement”), the Company exercised its right to sell the equipment back to Pacira, resulting in the write-off of the remaining cost of the manufacturing equipment and a gain of $31,000, which is included in other income in the Company’s consolidated statement of operations in 2011.

7.	Intangible Assets

Product Name	Gross Carrying Amt	Life-to-date Impairment	Accumulated Amortization	Net Carrying Amt
December 31, 2011
Cardene I.V.	$42,400,000	$—	$42,318,316	$81,684
Depodur	13,000,000	8,413,953	4,586,046	—
Gelclair	2,500,000	1,176,365	1,323,635	—
Retavase	1,200,000	—	1,200,000	—

	$59,100,000	$9,590,318	$49,427,997	$81,684

December 31, 2010
Cardene I.V.	$42,400,000	$—	$41,828,209	$571,791
Depodur	13,000,000	8,164,049	4,514,645	321,306
Gelclair	2,500,000	1,176,365	909,569	414,066
Retavase	1,200,000	—	1,200,000	—

	$59,100,000	$9,340,414	$48,452,423	$1,307,163

Amortization expense for the years ended December 31, 2011, 2010 and 2009 amounted to $975,575 and $3,876,134 and $23,583,154, respectively.

The amortization related to Cardene I.V. is recorded on an accelerated method based on expected future cash flows which is reflective of the Company’s expected use of this asset and correlates with the expiration of the underlying patents. The 2009 expense included $5,211,056 of accelerated amortization for the Cardene I.V. product rights, based on the Company’s most recent estimated future cash flows directly attributable to the asset, in accordance with ASC 360-10-35-29.

The estimated amortization expense for the year ended December 31, 2012 is $81,684.

In September, 2010 the Company entered into an agreement with Helsinn to terminate the Helsinn Agreement (See Note 15). The termination of this agreement triggered the Company to assess the impairment of the underlying intangible asset for the marketing and distribution rights of Gelclair, resulting in an impairment charge of $1,176,365.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

During 2010, the Company observed significantly lower than anticipated sales of its DepoDur products. This observation triggered the Company to assess the impairment of the underlying asset group, which included the intangible asset for the marketing and distribution rights of DepoDur. Based on this assessment, the Company concluded that the value of the intangible asset had diminished and, accordingly, recorded an impairment charge of $8,164,049 related to the intangible asset.

In late 2011, the Company informed Pacira of its intent to terminate the Amended Pacira License Agreement and Pacira Supply Agreement (See Note 15). This triggered the Company to assess the impairment of the remaining intangible asset of DepoDur, and based on this assessment, the Company recorded an impairment charge of $249,905 related to the intangible asset, bringing the net value to zero.

In accordance with FASB ASC 820, the Company calculated the above impairment charges by assessing the fair value of the underlying intangible assets using a present value measuring technique which considered Level 3 inputs such as management predicted cash flows over the remaining future periods and a discount rate of 14%.

8.	Other Assets

Other assets at December 31, 2011 and 2010 are comprised of the following:

	December 31,
	2011	2010
Deposit on future inventory purchase	$—	$1,463,600
Advanced Royalty Payment	—	1,271,887
Retainers and security deposits	147,461	161,684

Total Other Assets	$147,461	$2,897,171

In 2009, the Company made a $2 million prepayment of royalties to Pacira (“Advanced Royalty Payment”) under the Amended Pacira License Agreement (See Note 15). The Advanced Royalty Payment was included in the DepoDur asset group that was assessed for impairment during 2010 (See Note 7). An impairment charge of $524,968 was recorded to write this asset down to fair value as a result of this assessment in 2010.

In December 2011, in accordance with the terms of the Amended Pacira License Agreement, the Company exercised its rights to sell equipment back to Pacira (See Note 6) and concurrently to offset the unused portion of the Advanced Royalty Payment against the $900,000 outstanding balance of a promissory note and related interest of $100,875. (See Note 15), In late December 2011, the Company informed Pacira, and on January 3, 2012, the Company notified Pacira in writing, of its intent to terminate the Amended Pacira License Agreement and Pacira Supply Agreement (See Note 15). This decision to terminate triggered an analysis of the recoverability of the remaining prepaid asset and the Company concluded that the remaining prepaid asset would not be utilized and accordingly, recorded a non-cash impairment charge of $271,012 to write-off the remaining balance.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

9.	Accrued Expenses

Accrued expenses consisted of the following at December 31, 2011 and 2010:

	December 31,
	2011	2010
		(Restated)
Compensation	$2,593,691	$2,872,171
Professional fees	724,630	312,329
Royalties	1,867,850	1,814,999
Returns	4,946,381	10,339,705
Chargebacks	4,532,906	5,486,867
Rebates	2,942,907	2,872,390
Wholesaler fees	691,437	784,867
Royalty Pharma obligation	—	4,000,000
Research and Development Costs	1,590,006	844,425
Other	3,936,212	3,868,667

Total Accrued Expenses	$23,826,021	$33,196,420

Royalty Phama Obligation

In October 2009 in connection with the amendment to the PDL Asset Purchase Agreement, the Company acknowledged the assumption of an agreement (“Royalty Pharma Agreement”) dated November 1998 between Centocor, Inc. and DuPont Pharmaceuticals Company (“DuPont”) (See Note 4). In late 2010 and early 2011, the Company entered into discussions with Royalty Pharma to resolve the obligation and estimated that the Company would pay Royalty Pharma $4.0 million to resolve the remaining contractual obligation. Accordingly, in December 2010 the Company recorded a charge of $3,901,747 in its consolidated statement of operations as “Royalty Pharma Obligation Charge” to increase the remaining liability to $4.0 million. On July 6, 2011, the Company finalized an agreement with Royalty Pharma and settled the outstanding obligation with a payment of $4.15 million.

10.	Loan and Security Agreements

Note Payable

In November 2009, the Company signed a promissory note to Pacira for principal value of $900,000 in connection with the purchase of manufacturing equipment. The interest rate on this note was 5% per annum, and principal and interest were due on the fifth anniversary of the note.

In December 2011, the Company settled the outstanding principal and accrued interest against the Advanced Royalty Payment to Pacira (see Note 8). As of December 31, 2011 and 2010, the principal balance of the note payable was $0 and $900,000, respectively.

Merrill Lynch and Silicon Valley Bank

On October 19, 2007, the Company entered into the Credit & Security Agreement with Merrill Lynch and Silicon Valley Bank. The loan was paid off in March 2008 with a portion of the proceeds received from the Senior Secured Term Loan with GE Capital (described below).

In connection with the Credit & Security Agreement, the Company issued warrants to Merrill Lynch and Silicon Valley to purchase an aggregate of 159,999 shares of Series C Preferred Stock at an exercise price of $1.875. The warrants have an expiration date of October 19, 2017. The warrant

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

holders may also elect to convert the warrants to a number of shares of Series C Preferred Stock determined by dividing (a) the aggregate fair market value of the shares of the warrants minus the aggregate Warrant Price of such shares by (b) the fair market value of one share of Series C Preferred Stock.

The warrants were classified as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity. In accordance with this statement, warrants to acquire redeemable preferred stock must be reported as liabilities and marked to market from the warrant issuance date until the exercise date. Upon exercise of the warrant, the warrant liability will be adjusted to its intrinsic value.

The Company used a valuation performed by a third party to value its warrants (see Note 3) and determined the value of the 159,999 warrants issued in connection with the Agreement to be approximately $301,598 at December 31, 2011.

General Electric Capital Corporation

On March 7, 2008, in connection with the PDL Acquisition (See Note 4), the Company entered into a $15,000,000 Senior Secured Revolving Credit Facility (“Revolving Credit Facility”) and an $80,000,000 Senior Secured Term Loan (“Term Loan”) with GE Capital Corporation (“GE Capital”).

The Term Loan carried an interest rate of Prime plus an applicable margin of 4%, and was to be payable over four years in quarterly installments. In December 2008, the Company repaid the outstanding balance on the Term Loan, and In June 30, 2009 repaid the outstanding balance on the Revolving Credit Facility. In November 2010, the Company terminated the Revolving Credit Facility.

The Company also incurred debt issue costs of $3,987,021 in conjunction with the above financing, of which $953,985 were amortized during the year ended December 31, 2008 and $2,598,014 were written-off in conjunction with the closing of our term loan in December 2008. The balance of the original debt issuance costs were written off in connection with termination of the Revolving Credit Facility in 2010.

Letter of Credit

The Company has a $500,000 letter of credit arrangement to secure future payments due in connection with the Company’s co-promotion obligation to a third party pharmaceutical product admixture company (“Admix Company”). During 2011, the Company made payments to the Admix Company, reducing the remaining obligation to $100,000, payable over the next two years. The Company has reduced the line of credit to be in line with the $100,000 remaining liability as of December 31, 2011. The letter of credit expires in April 2013, and the Company anticipates renewing the letter of credit on an annual basis as needed.

11.	Convertible Preferred Stock

The articles of incorporation of EKR, as amended on August 10, 2007, authorized up to 750,000 shares of Series A preferred stock (“Series A”), 5,849,246 shares of Series B redeemable preferred stock (“Series B”), and 7,368,667 shares of Series C redeemable preferred stock (“Series C”).

On March 7, 2008, the articles of incorporation were amended simultaneously with the conversion of the Series A, B and C preferred stock of EKR into Series A, B and C preferred stock of Holdings and the issuance of 26,472,500 Series D shares for $52,945,000, at a price of $2.00 per share. As of December 31, 2011, Series A, Series B, Series C and Series D shares outstanding amounted to 586,606, 4,574,931, 5,513,043 and 20,705,212 shares, respectively.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

As of December 31, 2011, the Company had a total of 62,000,000 shares of common stock, $.001 par value per share authorized, and 40,440,413 shares of preferred stock authorized.

The remaining outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have the following characteristics:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends

No dividends shall be declared or paid on shares of Series A Convertible Preferred Stock except in the case where a dividend is declared or paid on common stock.

The Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to cumulative, non-compounding dividends, which accrue at the per share annual rate of eight percent (8%) of the amount originally invested then outstanding. Such dividends are payable in cash, or converted into shares of EKR Holding Common Stock, upon conversion of the Series B, C and D Preferred Stock or any distribution which is calculated on an as-if converted basis. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock also share pari passu on an as converted basis in any dividends declared on the Common Stock.

Liquidation Preference

In the event of any liquidation or winding up of the Company, the holders of each class of Preferred Stock shall be entitled to be paid out of the funds available for distribution, in preference to the Common Stock, an amount equal to the amount initially invested plus, in the case of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, accrued and unpaid dividends (the “Liquidation Preference”). If the Liquidation Preferences cannot be paid in full, the holders of Preferred Stock will share in the distribution on a pro rata basis. If the Liquidation Preferences are paid in full, the remaining assets will be paid out on a pro rata basis to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock on an as-converted basis. A consolidation or merger (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and sale, lease, transfer or disposition of all or substantially all of the assets of the Company will be treated as a liquidation event (a “Liquidation Event”), thereby triggering payment of the liquidation preferences described above unless holders of at least 60% of the Series D Preferred Stock elect otherwise.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The Liquidation Preferences as of December 31, 2011 and 2010 are as follows:

	Year Ended December 31,
	2011	2010
Series A	$586,606	$586,606
Series B	$7,551,906	$7,093,570
Series C	$12,774,023	$11,947,066
Series D	$49,267,437	$45,954,603

Conversion

Each share of preferred stock, at the option of the holder, is convertible into one share of Common Stock. The conversion rate is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, etc.

The Series A Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least two thirds of the Series A Preferred Stock.

The Series B Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least 75% of the Series B Preferred Stock.

The Series C Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least 75% of the Series C Preferred Stock.

The Series D Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least 60% of the Series D Preferred Stock.

The per share conversion rates of the various series of Preferred Stock differ:

The per share conversion rate of the Series A Preferred Stock equals $1.00 divided by the Series A Conversion Price, which initially will be $1.00 but is subject to anti-dilution adjustment.

The per share conversion rate of the Series B Preferred Stock is equal to the sum of (a) $1.2523 divided by the Series B Conversion Price, which initially will be $1.2523, subject to anti-dilution adjustment, plus (b) the quotient by dividing an amount equal to all accrued and unpaid dividends per share of Series B Preferred Stock divided by an amount equal to the then current fair market value of one share of Holdings Common Stock immediately prior to the conversion.

The per share conversion rate of the Series C Preferred Stock is equal to the sum of (a) $1.875 divided by the Series C Conversion Price, which initially will be $1.875, subject to anti-dilution adjustment, plus (b) the quotient obtained by dividing and amount equal to all accrued and unpaid dividends per share of Series C Preferred Stock divided by the then current fair market value of one share of Holdings Common Stock immediately prior to the conversion.

The per share conversion rate of the Series D Preferred Stock is equal to the sum of (a) $2.00 divided by the Series D Conversion Price, which initially will be $2.00, subject to anti-dilution adjustment, plus (b) an amount equal to all accrued and unpaid dividends per share of Series D Preferred Stock divided by the then current fair market value of one share of Common Stock immediately prior to the conversion.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The conversion prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will be subject to weighted average adjustment for capital reorganizations, reclassifications or other changes and issuances below the conversion prices then in effect to persons other than officers, employees or consultants.

As of December 31, 2011, 41,765,809 shares of the Company’s common stock have been reserved for conversion.

Redemption

Shares of Series A Convertible Preferred Stock are redeemable upon a liquidation event as described above.

Upon the consent of the holders of at least 60% of the Series D Preferred Stock (the “Series D Redemption Consent”), the Series D Preferred Stock will be redeemable at the holders’ option at the original purchase price for such shares (plus accrued or accumulated and unpaid dividends thereon) after the fifth anniversary of the issuance of the Holdings Series D Preferred Stock.

If the Series D Redemption Consent is given, then upon the consent of the holders of at least 75% of the Series C Preferred Stock, the Series C Preferred Stock will be redeemable at the holders’ option, at a per share price equal to the sum of $1.875, plus accrued or accumulated and unpaid dividends thereon, after the fifth anniversary of the issuance of the Series D Preferred Stock or upon the material breach of certain provisions of the Company’s Certificate of Incorporation. If the Series D and Series C redemption consent are given, then upon the consent of the holders of at least 75% of the Series B Preferred Stock, the Series B Preferred Stock will be redeemable at the holders’ option, at a per share price equal to the sum of $1.2523, plus accrued or accumulated and unpaid dividends thereon, after the fifth anniversary of the issuance of the Series D Preferred Stock.

The holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock will share in the proceeds available for redemption either (i) in the order of preferences (first to the Series D Preferred Stock, then to the Series C Preferred Stock and then to the Series B Preferred Stock) or (ii) pari passu, depending on the timing and triggering event of such redemption.

The Redemption amounts as of December 31, 2011 and 2010 are as follows:

	Year Ended December 31,
	2011	2010
Series A	$586,606	$586,606
Series B	$7,551,906	$7,093,570
Series C	$12,774,023	$11,947,066
Series D	$49,267,437	$45,954,603

12.	Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

On June 15, 2010, the articles of incorporation of EKR Holdings, Inc. were amended to increase the authorized shares of common stock to 62,000,000. The Company has 11,754,489 and 11,529,891 shares of common stock outstanding as of December 31, 2011 and 2010, respectively.

Restricted Stock

Restricted stock awards were made under the 2005 Stock Incentive Plan and generally vest 100% three years from the grant date. During 2005, 785,713 shares of common stock were issued to the founders of EKR. In June 2006, the Company and the founders entered into Stock Restriction Agreements which granted EKR a lapsing repurchase right which gave EKR the option to repurchase any of the unvested shares. In August 2007, the Company amended the terms of the outstanding Stock Restriction Agreements to extend the vesting schedule by 27 months.

During the year ended December 31, 2008, 1,600,000 restricted stock awards were issued under the EKR Holdings, Inc. 2008 Equity Compensation Plan (“2008 Plan”). The restricted shares vest (i.e. have a lapsing forfeiture provision) as follows: a) 25% of the common stock vests over on the one year anniversary of grant date, b) the remaining shares vest in equal monthly installments over the following thirty-six months. Pursuant to the 2008 Plan, in the event of a Change of Control (i.e., merger or consolidation), if the restricted stock is not assumed or an equivalent right is not substituted, then the unvested restricted shares shall vest. The vesting accelerates upon an approved sale or Liquidation Event.

The following table summarizes the Company’s restricted stock activity:

	Number of Shares	Weighted Average Grant Date Fair Value

Nonvested—January 1, 2011	67,930	$0.43
Granted at fair value	—	$—
Vested	(35,639)	$0.43
Forfeited	(25,000)	$0.44

Nonvested—December 31, 2011	7,291	$0.44

Vested—December 31, 2011	1,147,384	$0.43

During the years ended December 31, 2011, 2010 and 2009, the Company recorded compensation expense related to these awards of $13,614, $46,822 and $221,290 respectively. There was $2,750 of unrecognized compensation costs, net of estimated forfeitures, related to these restricted stock awards as of December 31, 2011. These costs are expected to be recognized over a weighted average period of 0.5 years. At December 31, 2011, 7,291 shares had not vested.

13.	Equity Compensation—Stock Option Plan

From time to time, the Company issues stock options under the 2008 Plan. In accordance with the 2008 Plan, the Company may issue stock options to employees, officers, consultants and Board Members of the Company. Options granted under the Plan may be either incentive stock options or nonstatutory stock options as determined by the Company’s board of directors. Generally, options granted under the 2008 Plan vest for four years from the date of grant and expire ten years from the date of grant. Stock purchase rights may be granted under the 2008 Plan. As of December 31, 2011, the 2008 Plan reserved 9,299,214 shares of the Company’s common stock for issuance to employees, officers, consultants and board members of the Company.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The following table summarizes the activity of the Company’s 2008 Plan:

	Number of Shares	Weighted Average Exercise Price

Outstanding—January 1, 2011	5,991,200	$2.29
Granted at fair value	914,300	$1.50
Exercised	(178,959)	$0.79
Forfeited	(772,076)	$1.24

Outstanding—December 31, 2011	5,954,465	$2.34

The weighted average grant date fair value of options granted during the years 2011, 2010 and 2009 was $0.35, $0.20 and $0.18, respectively.

The following table summarizes information about options outstanding at December 31, 2011:

	Options Outstanding			Options Excercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.65	61,924	5.3	$0.65	61,924	$0.65
$ 0.95	61,334	5.9	$0.95	60,636	$0.95
$ 1.00	594,105	6.4	$1.00	517,491	$1.00
$ 1.50	4,199,524	8.5	$1.50	1,485,009	$1.50
$ 2.00	60,200	7.1	$2.00	43,879	$2.00
$ 7.00	977,378	8.4	$7.00	366,516	$7.00

The Company uses the Black-Scholes option pricing model to calculate the fair value of options. The key assumptions for this valuation method include the expected term of the option, fair value of the underlying stock, volatility, risk-free interest rate, dividend yield and forfeiture rate. Many of these assumptions are judgmental and highly sensitive in the determination of compensation expense. ASC 718-10-10-2 requires forfeitures to be estimated at the grant date. The Company’s estimated forfeiture rate was determined based on Company history, the review of industry averages, and comparable public companies. The Company’s estimated volatility was determined based on the review of industry averages and comparable public companies.

The fair value of each employee option grants for the year ended December 31, 2011, 2010 and 2009 under ASC 718-10-10-2 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

	Year Ended December 31,
	2011	2010	2009
Term	4.8 years	4.9 years	5.5 years
Volatility	50%	52%	56%
Dividend yield	0.00%	0.00%	0.00%
Risk-free interest rate	1.39%	2.06%	2.28%

The Company recorded compensation expense of $299,385, $22,797 and $192,435 related to stock options for the years ended December 31, 2011, 2010 and 2009, respectively.

14.	401(k) Savings Plan

During 2006, the Company established a profit sharing plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum service requirements and allows participants to contribute a portion of their compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. From the inception of the profit sharing plan through December 31, 2011, there were no contributions made to the plan by the Company.

Effective January 1, 2012, the Company’s board authorized the Company to provide matching contributions to the profit sharing plan. Such Company contributions provide a match equal to 50% of the first 4% of an employee’s salary. The Company contributions vest over a four year period.

15.	Commitments and Contingencies

(a)	Leases

The Company leases its office space and certain office equipment under non-cancelable operating leases. The Company’s lease for office space in Bedminster, NJ commenced on May 15, 2008 and will continue until December 2016. During 2011 the Company also leased office space in Cedar Knolls, of which a portion had been subleased. The Cedar Knolls lease terminated September 30, 2011. As of December 31, 2011, there is no outstanding liability on the Company’s consolidated balance sheet related to this lease.

Total rent expense for the Bedminster and Cedar Knolls offices was $471,154, $630,062 and $546,119 in 2011, 2010 and 2009, respectively. Future minimum lease payments under noncancelable operating leases at December 31, 2011 are as follows:

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

Year ending December 31,
2012	$561,809
2013	577,451
2014	593,093
2015	599,610
2016	599,610

$2,931,573

(b)	License Agreement

Helsinn Healthcare, SA (Gelclair)

During 2006, the Company, entered into an agreement with Helsinn Healthcare SA of Lugano, Switzerland which granted to the Company an exclusive license to market Gelclair, a prescription bio-adherent gel which is indicated for the relief of pain from Oral Mucositis a condition which results from Radiation and Chemotherapy for Cancer. (“Helsinn Agreement”)

The Helsinn Agreement granted to the Company the exclusive right to market Gelclair in the US and Canada for ten years with the option to renew for an additional five years and provided that Helsinn would manufacture and supply product to the Company during the term and required the Company to purchase minimum inventory quantities, incur minimum royalty obligations and undertake minimum promotional requirements. In May 2009, the Company amended the Helsinn Agreement (“May 2009 Amendment”) and agreed to pay to Helsinn up to $2.2 million in additional contingent payments if certain development, regulatory, formulary and sales milestones were achieved. As of December 31, 2010, the Company had paid $2 million of these milestone payments.

The May 2009 Amendment also revised the royalty payments due to Helsinn from a tiered royalty schedule based on the level of sales, to a flat percentage of sales. It also included a minimum royalty obligation per year, as outlined below in the Royalty Commitments section.

In September, 2010, the Company entered into an agreement with Helsinn to terminate the Helsinn Agreement effective September 2011 (“Helsinn Termination Agreement”) which released the Company from minimum inventory purchase obligations, minimum royalty obligations and minimum promotional requirements. As provided for in the Helsinn Termination Agreement, the Company continued to sell its existing inventory of Gelclair through September 30, 2011 and paid a royalty fee related to these sales. In March 2011, Helsinn exercised its right to extend the agreement through December 31, 2011. The Helsinn Agreement terminated as of December 31, 2011.

Pacira Pharmaceuticals, Inc. (DepoDur)

On August 10, 2007 the Company entered into a license agreement with Pacira Pharmaceuticals, Inc. which granted the Company an exclusive license to market and distribute DepoDur, a patented prescription epidurally administered extended release morphine sulfate which is used for post-operative pain following major abdominal surgeries. (“Pacira License Agreement”) The Pacira License Agreement granted the Company the right to market DepoDur in the Americas (North, Central and South) for a minimum of 15 years. Under the Pacira License Agreement, the Company agreed to pay Pacira up to $20 million, including deferred and contingent payments, of which the contingent payment was based on sales milestones. The Company also agreed to pay royalties based upon changes in sale price of DepoDur as established by the Company.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

At the same time, the Company entered into an agreement with Pacira to manufacture and supply DepoDur to the Company (“Pacira Supply Agreement”), the term of which ran concurrently with the Pacira License Agreement. Under the terms of the Pacira Supply Agreement, Pacira was obligated to manufacture DepoDur for the Company until December 31, 2013.

On October 15, 2009, the Company amended both the Pacira Supply Agreement and the Pacira License Agreement to modify some of the financial terms and transfer certain marketing authorizations and the title to manufacturing equipment from Pacira to the Company. The Amended Pacira License Agreement reduced and eliminated some of the milestone payments, reducing the overall consideration paid to Pacira to $13,000,000, and added a $2,000,000 prepayment of future royalties. As of December 31, 2009, all milestones had been paid under this agreement.

In accordance with the Amended Pacira License Agreement, the Company also acquired the related manufacturing equipment for $1.0 million including an upfront cash payment of $100,000 and a Promissory note of $900,000 for the balance. This equipment was maintained and operated at Pacira’s site and was leased back to Pacira to be used solely for the production of DepoDur for the Company.

In December 2011, the Company exercised its rights under the Amended Pacira License Agreement to terminate the lease on the manufacturing equipment and sell such equipment back to Pacira. In accordance with the term of the Amended Pacira License Agreement, Pacira paid the Company $100,000 and the $900,000 promissory note and related interest was satisfied by offsetting the unused portion of the “Advanced Royalty Payment” (See Note 8).

In late December, the Company notified Pacira of its intent to terminate the Amended Pacira License Agreement and on January 3, 2012, the Company notified Pacira in writing that it had elected to terminate this agreement, which also results in the termination of the 2009 Supply Agreement. Unless the parties agree on an earlier effective date of termination, according to the Amended Pacira License Agreement, the effective date of termination would be July 1, 2012.

Pharmascience Inc. (Cardene)

On January 17, 2011, the Company entered into an exclusive license, supply and distribution agreement with Pharmascience Inc. pursuant to which the Company grants Pharmascience the exclusive royalty bearing license to register, import, market, sell and distribute Cardene® RTU (nicardipine hydrochloride premixed injection sold in ready to use bags in two Product formats (1X and 2X)) in Canada for five years after the first commercial sale of the Product (“PS License Agreement”). Under the PS License Agreement, Pharmascience purchases finished goods from EKR and is obligated to pay a Product Royalty based on product sales.

Either party may terminate the PS License Agreement if Canadian regulatory approval is not obtained by September 16, 2012.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

(c)	Supply Agreements

The Company has entered into various inventory supply agreements with its suppliers. These agreements require the Company to provide a forecasted purchase requirement at the beginning of each contract year. At times, the Company is obligated to purchase obligations subject to contract minimum requirements.

Cardene I.V. RTU Supply Agreement

The Company has a development and supply agreement for the development and production of Cardene I.V. RTU (“RTU Supply Agreement”) with Baxter Healthcare Corporation (“Baxter”) which expires on December 31, 2016 unless terminated earlier for cause, and can be renewed thereafter for subsequent three year terms, upon notice by the Company. The RTU Supply Agreement sets forth specifications, specific services, timelines, pricing and responsibilities of the parties. Pursuant to the RTU Supply Agreement, the Company is obligated to purchase a specified number of Cardene RTU bags each year.

Cardene I.V. Ampoule Supply Agreement

The Company has a supply agreement for the production of Cardene I.V. Ampoules (“AMP Supply Agreement”) with West-Ward Pharmaceutical, as successor in interest to Baxter Healthcare Corporation, dated June 10, 2003 (and subsequently amended). The initial term of this agreement expired on September 30, 2006 and has since then automatically renewed and is now automatically renewing for one-year terms. The Agreement may be terminated for cause, or if the Company provides notification 12 months prior to expiration of the then current term of the contract. The AMP Supply Agreement sets forth specifications, specific services, timelines, pricing and responsibilities of the parties. The Company is required to purchase a certain number of Cardene Ampoules each year. The Company did not meet this minimum purchase requirement in 2011 and 2010 and recorded a $859,648 and $671,000 charge for the shortfall in cost of goods sold in the 2011 and 2010 consolidated statements of operations, respectively.

DepoDur Supply Agreement

On October 15, 2009, the Company entered into an amended and restated supply agreement with Pacira, which runs concurrently with the Amended Pacira License Agreement. See note 15(b) above for further discussion on the termination of the Pacira agreements.

Nicardipine Supply Agreement

On April 15, 2009, the Company entered into a supply agreement for the production of Nicardipine Hydrochloride Finished Product (“Nicardipine Supply Agreement”), the active pharmaceutical ingredient (“API”) for its Cardene I.V. and Cardene SR products, with Lusochimica S.p.A (“Lusochimica”). The initial term of this agreement expires in February, 2021 unless terminated earlier for cause, and is automatically renewed thereafter for subsequent two-year terms, unless or until a party provides notification 6 months prior to expiration of the then current term of the contract. The Nicardipine Supply Agreement sets forth specifications, specific services, timelines, pricing and responsibilities of the parties. The Company is required to purchase a minimum number of kilograms of Nicardipine Hydrochloride API each year.

Reteplase Supply Agreement

On November 16, 2009, the Company entered into a supply agreement with Actavis Group PTC ehf (“Actavis”) for the supply of Reteplase (“Reteplase API Supply Agreement”) the API for its Retavase® product. The initial term of this agreement expires on December 31, 2016 and may be extended upon mutual agreement of the parties. In the event the Company and Actavis are unable to reach an agreement to extend the agreement, the Company has the right to contract directly with Actavis’s supplier for the API product. The Reteplase API Supply

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

Agreement sets forth specifications, specific services, timelines, pricing and responsibilities of the parties. The Company is required to purchase a certain number of grams of Reteplase during the term of the agreement beginning in 2013. In the event that Actavis’s supplier fails to complete a successful manufacturing transfer from Hoffman-La Roche, Inc., the previous manufacturer of the API, either party can terminate the Agreement if an acceptable alternative is not available.

Retavase® Finished Goods Development and Supply Agreement

On November 6, 2009, the Company entered into a development and supply agreement for the development and supply of Retavase® finished goods (“Retavase® Finished Goods Supply Agreement”) with Hospira Worldwide, Inc. (“Hospira”). The initial term of this agreement expires five years, after the first day of the month after the month of the Company’s or its licensee’s first bona fide sale of the Retavase finished good product supplied under the Retavase Finished Goods Supply Agreement, each a 12-month Contract Year, unless terminated earlier for cause. This agreement is automatically renewed thereafter for subsequent two-year terms, unless or until either party provides notification 24 months prior to expiration of the then current term of the agreement. The Retavase Finished Goods Supply Agreement sets forth specifications, specific services, timelines, pricing and responsibilities of the parties. The Company is required to purchase its total requirements for Retavase and is obligated to make minimum payments in each Contract Year. In the event the product does not receive FDA regulatory approval by July 1, 2012, either party may terminate the agreement.

Future minimum purchase obligations under noncancelable contracts as of December 31, 2011 are as follows:

Year ending December 31,
2012	$15,314,079
2013	17,336,714
2014	18,382,085
2015	11,344,021
2016	11,334,128

$73,711,027

The amounts above include $44.0 million related to contracts that will be triggered only upon FDA regulatory approval for Retavase.

(d)	Legal Proceedings

From time to time, the Company is party to legal proceedings in the course of its business in addition to the matter described below. The Company does not, however, expect such other legal proceedings to have a material adverse effect on the Company’s business, financial condition or results of operations.

On April 29, 2011, Howard Weisman (“Weisman”) filed suit in the Superior Court of New Jersey, Chancery Division, General Equity Part, Essex County. Weisman is the former CEO of, and a shareholder in, the Company. Weisman’s employment was terminated effective March 1, 2010. The suit names as defendants the Company as well as five of the Company’s board members, certain officers of the Company, and four shareholders in the Company. In the original complaint, Weisman asserted three substantive claims: (1) a claim under the New Jersey Minority Shareholder Oppression Act seeking to force the Company to buy out his stock, (2) a claim that the officer, director and shareholder defendants breached a fiduciary

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

duty they allegedly owe to Weisman as an individual, and (3) a purported derivative claim on behalf of all stockholders for breach of fiduciary duty owed to the Company. The Company filed a motion to dismiss the Complaint, and on September 14, 2011, the Court dismissed all of Weisman’s claims except for his claim for breach of fiduciary duty allegedly owed to Weisman individually. The alleged factual basis for Weisman’s remaining breach of fiduciary duty claim is that he had a reasonable expectation that he would remain employed by the Company as President and CEO until the sale or merger of the Company and that the termination of his employment in March, 2010 violated that allegedly reasonable expectation.

On February 6, 2012, Weisman filed the Second Amended Complaint. In the Second Amended Complaint, Weisman continues to assert the breach of fiduciary duty claim. The Second Amended Complaint also includes an additional claim against the Company to recover severance benefits under an employment agreement. The Company and the other defendants deny any liability to Weisman.

The Company believes that Weisman’s claims are without merit and intends to continue to vigorously defend against such claims. Notwithstanding the Company’s view about the merits of Weisman’s claims the Company has accrued $700,000 in connection with this matter as an estimate of potential loss.

16.	Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2011 and 2010 is as follows

	2011	2010	2009
		(Restated)
Current
State	$(179,479)	$1,419,738	$8,555,330
Federal	(2,522,910)	6,291,414	26,233,049

Total current	(2,702,389)	7,711,152	34,788,379

Deferred
State	5,161,656	(1,022,550)	(7,972,020)
Federal	1,684,597	(3,618,690)	(28,212,092)

Total deferred	6,846,253	(4,641,240)	(36,184,112)

Total provision (benefit)	$4,143,864	$3,069,912	$(1,395,733)

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The Company’s net deferred tax assets consist of the following as of December 31, 2011 and 2010:

Deferred tax assets	2011	2010
		(Restated)
Organization, start-up and intangibles, net of amortization	$26,392,670	$31,227,303
Book vs. tax depreciation	(267,110)	248,340
Accrued Medicaid rebates	13,093	11,984
Deferred distribution fees	259,980	320,618
Deferred medical expenses	20,100	27,695
Inventory	4,217,872	2,404,634
Deferred financing costs	61,053	464,314
Return reserves	1,934,346	4,307,125
Other	1,667,129	1,813,340

Total deferred tax assets	34,299,133	40,825,353
Valuation allowance	—	—
Prepaid expenses	(320,032)	—

Net deferred tax asset	$33,979,101	$40,825,353

Upon evaluation of all available positive and negative evidence, the Company has concluded that as of December 31, 2011, realization of its net deferred tax asset is more likely than not. Accordingly, the Company has recorded its net deferred tax asset and has not established a valuation allowance.

The difference between the tax expense and the amount computed by applying the statutory federal income tax rate of 35% to 2011, 2010 and 2009 income (loss) before income taxes is as follows:

	December 31,
	2011	2010	2009
		(Restated)
Tax expense (benefit) at the U.S. statutory federal rate	35.0%	35.0%	35.0%
State taxes	-0.5%	2.6%	6.8%
Permanent differences	9.5%	-6.5%	-0.1%
Valuation allowance	0.0%	0.0%	-43.7%
Reduction in state tax rate	159.6%	0.0%	0.0%

	203.7%	31.1%	-2.0%

Items not deductible for income tax purposes increased the Company’s effective tax rate during 2011 by 9.5%. During 2010, items not taxable reduced the Company’s effective tax rate by 6.5%. During 2011, a reduction in the Company’s statutory state income tax rates resulted in a revaluation of the Company’s state deferred tax assets. This resulted in an increase in the Company’s effective tax rate of approximately 159.6%.

During the year ended December 31, 2009, the Company adopted the provisions of Financial Accounting Standards Board Final Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing the minimum threshold an income tax position is required to meet before being recognized in the financial statements as well as guidance on de-recognition, measurement, classification and disclosure of uncertain income tax positions.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2011, 2010 (As Restated) and 2009

The Company and its subsidiary file income tax returns in the U.S. federal jurisdiction, and various other state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2008. In August, 2011 the Company received a notice from the Internal Revenue Service (“IRS”) that effectively closed the IRS review of its 2008 tax year. In 2009 the Company had restated its prior period financial statements which resulted in an additional tax liability of approximately $400,000 which was reported to the IRS as an affirmative issue in connection with the 2008 audit. This liability was then paid to the IRS in 2011.

In July, 2011, the Company received a notice from the IRS indicating a proposed adjustment of approximately $3.1 million related to the Company’s Domestic Production Deduction taken on the Company’s 2009 Federal tax return. Such an adjustment, if sustained, would lead to a potential tax liability of approximately $1.1 million. The Company disagrees with this proposed adjustment and is in the process of appealing the IRS’s initial determination, and accordingly has not accrued any potential liability. The Company believes that a favorable outcome in the appeals process is more likely than not.

17.	Subsequent Events

These financial statements considered subsequent events through March 13, 2012, the date the financial statements were available to be issued.

Manufacturing Plant Closure

On January 16, 2012, the Company was informed in writing by its contract manufacturer of Cardene SR that, effective March 15, 2012 the manufacturer was closing down the plant in which Cardene SR is manufactured. The Company has notified the contract manufacturer that it believes the contract manufacturer is in breach of its contract. The Company currently has finished goods inventory that is expected to meet current demand for approximately two years and is evaluating its options for finding another supplier.